EXHIBIT 5.1

September 23, 2011
Board of Directors Midway Gold Corp. 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A.

Dear Sirs/Mesdames:

Re:	Midway Gold Corp. ("Midway")
Prospectus Supplement dated September 23, 2011

We have acted as British Columbia counsel for Midway, a British Columbia company.  We refer to Midway's registration statement on Form S-3 (the "Registration Statement") filed on February 2, 2011 with the United Stares Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") and to the Prospectus included therein (the "Prospectus").

We are furnishing this opinion at your request in connection with Midway's prospectus supplement dated September 23, 2011 to the Prospectus (the "Prospectus Supplement"), relating to an "at-the-market" offering of up to 6,000,000 common shares of Midway (the "Offered Shares").

In connection with this opinion, we have reviewed the Prospectus Supplement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of British Columbia.  Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein; we express no opinion with respect to the laws of any other jurisdiction.

Assumptions

Our opinion expressed herein is based on the following assumptions:

(a)
the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Act and such effectiveness will not have been terminated or rescinded,

(b)	the Prospectus and the Prospectus Supplement will have been prepared and filed in compliance with the Act and the applicable rules and regulations thereunder,

(c)
all Offered Shares will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement,

(d)
the at market issuance sales agreement dated September 23, 2011 (the "Sales Agreement") between Midway and McNicoll, Lewis & Vlac LLC (the "Agent") will have been duly authorized, executed and delivered by Midway and the Agent, and will constitute legally valid and binding obligations of Midway and the Agent, enforceable against each of them in accordance with its terms,

(e)
at the time at which any Offered Shares are issued, there will be sufficient common shares in the capital of Midway authorized and unissued under Midway's then operative constating documents and not otherwise reserved for issuance,

(f)
at the time at which any Offered Shares are issued, Midway validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Offered Shares,

(g)
the terms of the Offered Shares and of their issuance and sale have been duly established in conformity with Midway's constating documents, and so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon Midway, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Midway,

(h)
the Board of Directors will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board of Directors in form and content as required by applicable law, to approve the issuance of the Offered Shares, the consideration to be received therefor, and related matters (the "Authorization"),

(i)
Midway will have received the agreed upon consideration for the issuance of any Offered Shares and any such Offered Shares will have been delivered by or on behalf of Midway against payment therefor, and

(j)
the Offered Shares will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of Midway's constating documents, applicable law, and the Authorization.

Opinion

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, any Offered Shares, if and when issued in accordance with the provisions of the Sales Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Prospectus Supplement and is expressed as of the date hereof.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Midway, the Prospectus, the Prospectus Supplement, the Registration Statement or the Offered Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus

Supplement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Your truly, /s/ Stikeman Elliott LLP